AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
K12 INC.
A Delaware Corporation
     K12 INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”). DOES HEREBY CERTIFY:
     FIRST: The Corporation was originally incorporated under the name PremierSchool.com, Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate” was filed with the Secretary of State of the State of Delaware on December 28, 1999. The Original Certificate was amended effective April 25, 2000 (the “Amended Certificate”). The Amended Certificate was amended and restated effective July 27, 2001 (the “First Amended and Restated Certificate”). The First Amended and Restated Certificate was amended effective September 13, 2001, June 13, 2002, March 31, 2003, October 10, 2003 and December 16, 2003 (the “Amended First Amended and Restated Certificate”).
     SECOND: This Amended and Restated Certificate of Incorporation of K12 Inc., has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.
     THIRD: The Amended First Amended and Restated Certificate as heretofore amended or supplemented and so adopted is hereby amended and restated now to read in full as follows:
ARTICLE I
     The name of the corporation (the “Corporation” is:
K12 INC.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

State of Delaware Secretary of State Division of Corporations Delivered 03:51 PM 12/19/2003 FILED 03:38 PM 12/19/2003 SRV 030823181 - 3150167 FILE

ARTICLE III
     The nature of the business or purpose to be conducted or promoted is to be engaged in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The Corporation is to have perpetual existence.
ARTICLE V
     The Board of Directors is authorized to make, alter or repeal the By-Laws of the Corporation.
ARTICLE VI
     The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right or the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination in the manner provided by law that indemnification of the director, officer, employee or agent is proper under the circumstances. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him/her. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expense to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office.
     To the extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

ARTICLE VII
     1. The total number of shares of stock which the Corporation is authorized to issue is Two Hundred Sixty One Million (261,000,000) shares consisting of: (i) One Hundred Fifty Million (150,000,000) shares of Common Stock (the “Common Stock”). $0.0001 par value per share, and (ii) One Hundred Eleven Million (111,000,000) shares of Preferred Stock (the “Preferred Stock”, $0.0001 par value per share, of which Seventy Six Million (76,000,000) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and Thirty Five Million (35,000,000) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).
     2. The number of shares of any or all classes of stock which the Corporation is authorized to issue may be increased or decreased (but not below the number of shares thereof then outstanding) and, in connection therewith, the total number of shares of stock which the Corporation is authorized to issue may be increased or decreased by the same amount, by a majority of the votes that could be cast by the outstanding shares of Common Stock, the Series B Preferred Stock and the Series C Preferred Stock voting together as a single class.
ARTICLE VIII
     1. The powers, privileges and rights of the Common Stock are as follows:
          (a) Dividends. Subject to the rights of the holders of shares of Preferred Stock, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor. When and as dividends or other distributions are declared by the Board of Directors on shares of any class of Common Stock, such dividends or other distributions shall be paid in equal amounts per share on all shares of Common Stock. Dividends may be in the form of cash, property or Common Stock.
          (b) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the rights of holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, on a pari passu basis, to all remaining assets of the Corporation available for distribution to its stockholders.
          (c) Voting Rights and Powers.
               (i) Except as otherwise required by law or specifically provided by this Certificate of Incorporation and subject to the rights of holders of shares of Preferred Stock, the holders of Common Stock shall, together with the holders of the Preferred Stock, have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. With respect to all matters upon which stockholders arc entitled to vote, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation.

               (ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect certain members of the Corporation’s board of directors in accordance with Section 2(c)(ii) of this Article VIII (such directors elected by the holders of the Common Stock are the “Common Stock Directors”).
               (iii) Any Common Stock Director may be removed, with or without cause, by the affirmative vote (or written consent) of a majority of the votes that could be cast by the outstanding shares of Common Stock voting separately as a class. Any vacancy in the office of a Common Stock Director may be filled by a majority of the Common Stock Directors then in office, although less than a quorum, or by a sole remaining Common Stock Director. In the absence of an election by the remaining Common Stock Directors, any vacancy in the office of a Common Stock Director may be filled by a vote of the holders of Common Stock voting separately as a class. Any director filling a vacancy shall serve until the next annual meeting of stockholders and until his or her successor has been elected and has qualified or, if earlier, until his or her death, resignation or removal. If the number of directors of the Board of Directors is increased in accordance with the By-Laws and applicable provisions of law, any vacancy so created may be filled by the Board of Directors, subject to the rights of the holders of shares of Preferred Stock set forth in Section 2(c)(ii) of this Article VIII.
               (iv) The presence in person or by proxy (or the written consent) of the holders of shares representing a majority of the votes that could be cast by the outstanding shares of Common Stock shall constitute a quorum of the Common Stock for the election of the Common Stock Directors. The presence in person or by proxy (or the written consent) of the holders of shares representing a majority of the votes that could be cast by the outstanding shares of Common Stock and Preferred Stock shall constitute a quorum of the Common Stock and Preferred Stock, for all other matters, other than the election of directors or where a separate vote by class or series is required. Where a separate vote by class or series is required, the presence in person or by proxy (or the written consent) of the holders of a majority of the outstanding shares of the class or series (as applicable) shall constitute a quorum.
               (v) In this Certificate of Incorporation, all references to “vote” or “voting” by the stockholders include all actions which stockholders may take by voting at an annual or special stockholder meeting or adjournment thereof and all actions which stockholders may take by written consent without a stockholder meeting pursuant to the Delaware General Corporation Law, this Certificate of Incorporation or the By-Laws of the Corporation.
     2. The powers, privileges and rights of the Preferred Stock are as follows:
     Unless the context otherwise requires, the following terms as used in this Section 2 shall have the meanings as defined below:
     “Additional Shares of Common Stock” shall have the meaning provided in Section 2(e)(v) of this Article VIII.
     “Affiliate” shall mean as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.
     “Board of Directors” shall mean the board of directors of the Corporation.
     “Common Stock Equivalents” shall mean rights, shares, evidence of indebtedness or other securities which are, directly or indirectly, convertible into, exchangeable for, or otherwise entitle the holder to receive, shares of Common Stock.
     “Conversion Price” shall have the meaning provided in Section 2(d)(i)(A) of this Article VIII.
     “Conversion Rate” shall have the meaning provided in Section 2(d)(i)(A) of this Article VIII.
     “Invested Amount” per share of Preferred Stock shall mean $1.34 (as adjusted for changes in the Preferred Stock by stock split, stock dividend (excluding Series C PIK Dividends (as hereinafter defined)) or the like occurring after the Original Issue Date).
     “Liquidation” shall have the meaning provided in Section 2(b)(i) of this Article VIII.
     “Organic Change” shall have the meaning provided in Section 2(f)(iv) of this Article VIII.
     “Original Issue Date” shall mean the date on which shares of Series C Preferred Stock were first actually issued by the Corporation.
     “Person” shall mean natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, insurance companies, or other organizations.
     “Qualified Public Offering” shall mean the underwritten offer and sale of Common Stock to the public pursuant to an effective registration statement under the Securities Act that provides aggregate gross proceeds to the Corporation of not less than $40,000,000 at a price per share to the public of not less than $2.68 (subject to adjustments for stock dividends (excluding Series C PIK Dividends), splits, reverse splits, combinations, recapitalizations and the like occurring after the Original Issue Date).
     “Securities Act” shall mean the federal Securities Act of 1933, as amended.
     “Series C Purchase Agreement” shall mean, collectively, one or more certain Series C Preferred Stock Purchase Agreements among the Corporation and the Investors listed therein,

pursuant to which the issuance of shares of Series C Preferred Stock may occur on or after the Original Issue Date.
          (a) Dividends.
               (i) Subject to the rights of the holders of shares of Series C Preferred Stock set forth in Section 2(a)(ii) below, the holders of the Series B Preferred Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor. Such dividends shall not be cumulative, and no right shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any preceding period. Notwithstanding the foregoing, in the event that the Board of Directors declares a dividend on the Common Stock, then the Board of Directors shall declare and pay dividends on all shares of Series B Preferred Stock concurrently with such dividends on the Common Stock (subject to Section 2(a)(ii) below), with the amount of such dividend for each share of Series B Preferred Stock equal to the amount of such dividend for one share of Common Stock multiplied by the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible as of the record date fixed for such dividend.
               (ii) Dividends on the Series C Preferred Stock shall accrue cumulatively, whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, at a rate per share equal to ten percent (10%) per annum, compounded annually, of the Invested Amount from and including the issue date (prorated based on the number of calendar days for any partial period). The date on which the Corporation initially issues any share of Series C Preferred Stock shall be deemed its “issue date” for purposes of the accrual of dividends regardless of the number of times such share is transferred on the stock records of the Corporation or the number of certificates that may be issued to evidence such share. Accrued dividends on the Series C Preferred Stock shall be paid in the form of additional shares of Series C Preferred Stock (“Series C PIK Dividends”) with each additional share valued for this purpose at the Invested Amount, or in the sole discretion of the Board of Directors, accrued dividends may be paid in the form of cash. Accrued dividends shall be paid on January 2 of each year (each a “Dividend Payment Date”). If January 2 is not a business day, then accrued dividends will be paid on the first business day thereafter. Accrued Series C PIK Dividends shall be paid on the Dividend Payment Date by book entry and each holder of Series C Preferred Stock shall be deemed to be the holder of the shares representing the accrued Series C PIK Dividends on its shares of Series C Preferred Stock as of each Dividend Payment Date regardless of whether or not the Corporation issues stock certificates evidencing such Series C PIK Dividends. In the event that the Board of Directors declares a dividend on the Common Stock, then the Board of Directors shall declare and pay dividends on all shares of Series C Preferred Stock concurrently with such dividends on the Common Stock, with the amount of such dividend for each share of Series C Preferred Stock equal to the amount of such dividend for one share of Common Stock multiplied by the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible as of the record date fixed for such dividend. In the event that the Board of Directors declares a dividend on the Series B Preferred Stock, then the Board of Directors shall declare and pay dividends on all shares of Series C Preferred Stock concurrently with such dividends on the Series B Preferred Stock, with the amount of such dividend for each share of Series C Preferred Stock equal to the amount of such dividend for one share of Series B Preferred Stock.

Notwithstanding any provision of this Amended and Restated Certificate to the contrary, no dividends shall be payable to the holders of Common Stock or Series B Preferred Stock unless and until the Corporation shall have paid all accrued and unpaid dividends on the Series C Preferred Stock.
     (b) Liquidation Rights.
               (i) In the event of the liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (a “Liquidation”), the holders of the outstanding shares of the Series C Preferred Stock shall be entitled to receive, prior and in preference to the holders of the Series B Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation which is junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, from any funds legally available for distribution to stockholders an amount per share equal to the greater of (i) two times the Invested Amount per share of Series C Preferred Stock (including all shares of Series C Preferred Stock issued as Series C PIK Dividends), and (ii) the amount they would have received in such Liquidation had they converted into Common Stock immediately before the Liquidation. All the preferential amounts to be paid to the holders of the Series C Preferred Stock under this Section 2(b) of this Article VIII shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Series B Preferred Stock, the Common Stock or other junior capital stock in connection with a Liquidation as to which this Section 2(b) of this Article VIII applies. If the assets or surplus funds to be distributed to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus fluids legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full amount each such holder otherwise would be entitled to receive. Upon payment in full of all amounts owed to the holders of the Series C Preferred Stock in accordance with the provisions of this Section 2(b) of this Article VIII the holders of the outstanding shares of the Series B Preferred Stock shall be entitled to receive, prior and in preference to the holders of the Common Stock and any other class or series of capital stock of the Corporation which is junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, from any funds legally available for distribution to stockholders an amount per share equal to the greater of (i) two times the Invested Amount per share of Series B Preferred Stock, and (ii) the amount they would have received in such Liquidation had they converted into Common Stock immediately before the Liquidation. All the preferential amounts to be paid to the holders of the Series B Preferred Stock under this Section 2(b) of this Article VIII shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or other junior capital stock in connection with a Liquidation as to which this Section 2(b) of this Article VIII applies. If the assets or surplus funds to be distributed to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full amount each such holder otherwise would be entitled to receive.

               (ii) The merger or consolidation of the Corporation into or with another corporation which results in the Corporation’s stockholders immediately prior to such transaction owning less than 50% of the Corporation’s voting power immediately after such transaction, or the sale or license of all or substantially all of the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 2(b) of this Article VIII. The amount deemed distributed to the holders of Preferred Stock upon any such merger, consolidation, sale or license shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of the property, rights or securities to be distributed to the stockholders of the Corporation shall be determined in good faith by the Board of Directors of the Corporation.
          (c) Voting Rights.
               (i) Except as set forth specifically below, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible under the circumstances described in Sections 2(d), (e) and (f) of this Article VIII on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of a share of Preferred Stock shall be entitled to receive the same prior notice of any stockholders’ meeting as provided to the holders of Common Stock in accordance with the By-laws of the Corporation, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law, or by the terms hereof, to be submitted to a class or series vote of the holders of Series C Preferred Stock, the holders of Series B Preferred Stock or the holders of Common Stock. Fractional votes shall not, however, be permitted, and any fractions shall be disregarded in computing voting rights.
               (ii) Election of Directors. For so long as at least 75% of the sum of (i) the shares of the Series C Preferred Stock issued on the Original Issue Date and (ii) the shares of Series C Preferred Stock issued pursuant to the Series C Purchase Agreement following the Original Issue Date remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends (excluding Series C PIK Dividends), stock splits and the like), the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect that number of members of the Corporation’s board of directors equal to fifty one percent (51%) of the total number of members of the Corporation’s board of directors, rounded up to the nearest whole number; provided, however, so long as Constellation Venture Capital II, L.P. and its Affiliates (together, “Constellation Ventures”) continue to hold at least 75% of the shares of Series C Preferred Stock it originally purchased, Constellation Ventures will have the right to elect one such director (the “CV Director”). For so long as at least 75% of shares of Series B Preferred Stock that are outstanding on the Original Issue Date (after giving effect to the issuance of all shares of Series C Preferred Stock that are issued on the Original Issue Date) remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends (excluding Series C PIK Dividends), stock splits and the like), the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect that number of members of the Corporation’s board of directors equal to twenty nine percent (29%) of the total number of members of the Corporation’s board of directors, rounded down to the nearest whole number (unless by rounding down there would be a vacancy on the board of directors in which case the amount shall be rounded up to the nearest whole number). The holders of Common Stock, voting as a separate class (without the holders of the Preferred Stock voting in such election), shall be entitled to elect that number of members of the Corporation’s board of directors equal to twenty percent (20%) of the total number of members of the Corporation’s board of directors, rounded down to the nearest whole number. In the case of any vacancy in the office of a director elected by a series of Preferred Stock or by the Common Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of that series of Preferred Stock or the Common Stock, as applicable, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by holders of a series of Preferred Stock or by the Common Stock may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of that series of Preferred Stock or the Common Stock, as applicable, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of that series of Preferred Stock or the Common Stock, as applicable, represented at such meeting or in such consent. In the case of any vacancy in the office of the CV Director, Constellation Ventures shall be entitled to elect a replacement to hold office for the unexpired term of the CV Director. The CV Director may be removed during the aforesaid term of office, either for or without cause, by, and only by, Constellation Ventures and any such vacancy thereby created may be filled only by Constellation Ventures. The provisions of this Section 2(c)(ii) of this Article VIII shall terminate upon an underwritten public offering of the Corporation’s Common Stock pursuant to an effective registration statement under the Securities Act.
          (d) Conversion.
               (i) Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows:
                    (A) Conversion Rate. The shares of Preferred Stock shall be convertible, at the times and under the conditions described in this Section 2(d) of this Article VIII and Sections 2(e) and (f) of this Article VIII, into shares of Common Stock at the rate (the “Conversion Rate”) of one share of Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Invested Amount per share of Preferred Stock by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon any conversion provided for in Sections 2(d), (e) and (f) of this Article VIII shall be the product obtained by multiplying the Conversion Rate by the number of shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted in accordance with the procedures described in Section 2(d)(ii) of this Article VIII. The “Conversion Price” shall be equal to $1.34, except as otherwise adjusted as provided hereafter in Sections 2(d), (e) and (f) of this Article VIII.
                    (B) Optional Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock at the then effective Conversion Rate.
                    (C) Automatic Conversion
                    (1) Should the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock so elect, by delivery of written notice or notices to the Corporation, each and every outstanding share of Preferred Stock held by all holders of Preferred Stock (whether or not so electing) shall automatically be converted into Common Stock at the then effective Conversion Rate.
                    (2) Upon the closing of, but effective immediately prior to, the closing of a Qualified Public Offering, each and every share of outstanding Preferred Stock held by all holders of Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate.
                    (3) In the event that, subsequent to an initial public offering which is not a Qualified Public Offering, (i) the Common Stock’s average closing price for any thirty (30) consecutive trading days is equal to at least $2.68 (subject to adjustments for stock dividends (excluding Series C PIK Dividends), splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof) and (ii) the aggregate market value of all outstanding shares of Common Stock (including all shares of Preferred Stock on an as-converted basis) is at least $300,000,000. each and every share of outstanding Preferred Stock held by all holders of Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate.
                    (4) Conversion of Preferred Stock pursuant to Sections 2(d)(i)(C)(l), (2) and (3) of this Article VIII shall be automatic, without need for any further action by the holders of shares of such Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Section 2(d)(ii) of this Article VIII. Upon the conversion of Preferred Stock pursuant to Section 2(d)(i)(C)(l), (d)(i)(C)(2) or (d)(i)(C)(3) of this Article VIII, the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of shares of Preferred Stock that are converted at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Preferred Stock that are converted must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 2(d)(ii) of this Article VIII.
                    (5) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock, and any shares of Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed for cash at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor, after aggregating all fractional shares that otherwise would be payable for each holder of any shares of Preferred Stock.
               (ii) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Preferred Stock are converted in accordance with Section 2(d)(i) of this Article VIII, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Section 2(d)(i) of this Article VIII shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion.
          (e) Adjustments Relating to Conversion.
               (i) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Preferred Stock, then and in each such event the Conversion Price immediately prior to such subdivision or combination shall be decreased proportionately in the case of a subdivision and increased proportionately in the case of a combination, effective at the close of business on the date immediately preceding the date of each such subdivision or combination.
               (ii) Adjustments for Capital Reorganizations. In the event the Corporation at any time or from time to time after the Original Issue Date effects a capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, then and in each such event the Preferred Stock shall be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the shares of Preferred Stock immediately prior to each such reorganization or recapitalization would have been entitled upon such reorganization or reclassification, effective as of the close of business on the date immediately preceding the date of each such reorganization or recapitalization.
               (iii) Adjustments for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance, or in the event such a record date shall have been fixed, as of the close of business on such record date by multiplying the Conversion Price then in effect by a fraction:
               (1) The numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
               (2) The denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
          Provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.
               (iv) Adjustments for Other Dividends and Distributions. In the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had the holders of the Preferred Stock thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock.
               (v) Adjustment of Conversion Rate for Diluting Issues. Except as otherwise provided in this Section 2(e)(v) of this Article VIII, in the event, and each time as, following the Original Issue Date the Corporation sells or issues any Common Stock or Common Stock Equivalents that constitute Additional Shares of Common Stock (but excluding any Common Stock or Common Stock Equivalents issued pursuant to Section 2(e)(ii) of this Article VIII or pursuant to which the Conversion Price is adjusted under Section 2(e)(iii) of this Article VIII), at a per share consideration (as defined below) less than the Conversion Price then in effect, then the Conversion Price shall be adjusted as provided in this Section 2(e)(v) of this Article VIII.
               As used herein, “Additional Shares of Common Stock” shall mean either shares of Common Stock issued subsequent to the Original Issue Date, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

               For purposes of the foregoing, the “per share consideration” with respect to the sale or issuance of any Common Stock or any Common Stock Equivalents shall be the price per share received by the Corporation. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents, in whole or in part, for non-cash consideration, the amount of non-cash consideration shall be determined by the Board of Directors of the Corporation in good faith.
                    (A) Upon each issuance of any Common Stock or Common Stock Equivalents for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price as in effect on such date shall be adjusted by multiplying it by a fraction:
                     (1) the numerator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock that the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect; and
                     (2) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of Additional Shares of Common Stock so issued.
For the purposes of this Section 2(e)(v)(A) of this Article VIII, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                    (B) Upon each issuance of Common Stock Equivalents that are exchangeable into Common Stock without farther consideration, where the issuance of such Common Stock Equivalents is made for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in paragraph (A) of this Section 2(e)(v) of this Article VIII on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.
                    (C) Upon each issuance of Common Stock Equivalents other than those described in paragraph (B) of this Section 2(e)(v) of this Article VIII for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in paragraph (A) of mis Section 2(e)(v) of this Article VIII on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.
                    (D) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Section 2(e)(v) of this Article VIII, they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Price has been made previously pursuant to this Section 2(e)(v) of this Article VIII, such Conversion Price shall forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that no such adjustment of the Conversion Price pursuant to this Section 2(e)(v)(D) of this Article VIII shall affect shares of Common Stock previously issued upon conversion of any shares of Preferred Stock.
                    (E) The foregoing notwithstanding, “Additional Shares of Common Stock” shall not include, and no adjustment of the Conversion Price shall be made pursuant to this Section 2(e)(v) of this Article VIII as a result of the issuance of:
                    (1) any shares of Common Stock upon the conversion of any Preferred Stock;

               (2) any shares of Common Stock upon the exercise or conversion of options, warrants or convertible securities which are outstanding on the Original Issue Date;
               (3) any shares of Common Stock or options to purchase Common Stock (including any shares of Common Stock issued upon exercise of any such options) pursuant to any stock option plan, restricted stock plan or other benefit plan, the terms of which are customary in the marketplace as determined and approved by the Board of Directors of the Corporation in good faith;
               (4) any securities pursuant to bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation in good faith;
               (5) any securities in connection with loan transactions and/or equipment leases, the terms of which are approved by the Board of Directors of the Corporation in good faith and, in the case of any such transaction between the Corporation and any Affiliate of the Corporation, the terms of which are also approved by either (A) the vote or written consent of at least a majority of the members of the Board of Directors who were elected solely by the holders of the Preferred Stock, or (B) the vote or written consent of holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock voting as a separate class; and
               (6) any securities pursuant to any transactions primarily for the purpose of (a) joint ventures or strategic alliances, (b) development, production or distribution of the Corporation’s products or services, (c) purchase or licensing of technology, or (d) any other transactions that are primarily for purposes other than raising capital, provided that the terms of any such transaction are approved by the Board of Directors of the Corporation in good faith and, in the case of any such transaction between the Corporation and any Affiliate of the Corporation the terms are also approved by either (A) the vote or written consent of at least a majority of the members of the Board of Directors who were elected solely by the holders of the Preferred Stock, or (B) the vote or written consent of holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock voting as a separate class.
               (vi) De Minimis Adjustments. No adjustment to the Conversion Price shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.
               (vii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2(e) of this Article VIII, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate signed by the Chief Financial Officer and setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price and the Conversion Rate at that time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Preferred Stock.
          (f) Other Matters Relating to Conversion.
               (i) No Impairment. The Corporation shall not, by amendment of this Certificate of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of Sections 2(d), (e) and (f) of this Article VIII and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock set forth herein against impairment.
               (ii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
               (iii) Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant to Sections 2(d), (e) and (f) of this Article VIII. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or adequately provided for.
               (iv) Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale or license or other conveyance of all or substantially all of the Corporation’s assets to another person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (other than a transaction subject to Section 2(b)(ii) of this Article VIII) is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provision to provide that each of the holders of the Preferred Stock shall have upon consummation thereof the right to acquire and receive upon the conversion of such holder’s Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such holder’s Preferred Stock had such Organic Change not taken place.
               (v) Integrated Transactions. In case any Common Stock Equivalent is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock Equivalent by the parties thereto, the Common Stock Equivalent shall be deemed to have been issued without consideration.
               (vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock.
               (vii) Status Upon Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Corporation with respect to the issuance thereof.
               (viii) Registration or Listing. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.
          (g) Protective Provisions. Until the closing of a Qualified Public Offering and so long as at least fifteen percent (15%) of the sum of (i) the shares of Preferred Stock that are outstanding on the Original Issue Date and (ii) the shares of Series C Preferred Stock issued pursuant to the Series C Purchase Agreement following the Original Issue Date remain outstanding (subject to adjustments for stock dividends (excluding Series C PIK Dividends), splits, reverse splits, combinations, recapitalizations and the like occurring after the Original Issue Date), without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the total number of shares of Preferred Stock outstanding, voting as a separate class, the Corporation shall not:
                    (A) pay or declare any dividends or distributions with respect to the Common Stock;
                    (B) authorize, create or issue any new class or series of stock unless the same ranks junior to the Series B Preferred Stock and the Series C Preferred Stock, as to dividends and distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to redemption rights, or create or authorize any obligation or security convertible into shares of any Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B Preferred Stock and the Series C Preferred Stock, as to dividends and distribution of assets on the liquidation, dissolution or winding up of the

Corporation or with respect to redemption rights, whether any such authorization, creation or issuance shall be by means of amendment to this Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise;
                    (C) amend, alter or repeal this Amended and Restated Certificate of Incorporation (including by way of merger, consolidation or otherwise) or the Corporation’s By-laws, if such amendment, alteration or repeal would adversely affect the powers, preferences and special rights of the Series B Preferred Stock or the Series C Preferred Stock; provided that any amendment for purposes of authorizing, creating or issuing any new class or series of stock that does not have a liquidation or redemption preference or priority superior to or on a parity with the Series B Preferred Stock or the Series C Preferred Stock shall not be deemed to adversely affect the powers, preferences and special rights of the Series B Preferred Stock or the Series C Preferred Stock;
                    (D) redeem, repurchase or otherwise acquire any shares of capital stock of the Corporation, except for (i) shares repurchased from employees, independent contractors or directors of the Corporation upon termination of their employment or services or pursuant to agreements providing for such repurchases between the Corporation and such persons where such repurchase price either does not exceed the original issue price paid by such person to the Corporation for such shares or is approved by the vote or written consent of at least a majority of the Board of Directors who were elected by the holders of Preferred Stock, (ii) pursuant to Article V of that certain Stockholders Agreement dated February 20, 2000 by and among the Company, William J. Bennett and the other signatory thereto, and (iii) redemptions pursuant to Section 2(h) of this Article VIII;
                    (E) make any loans or advances to employees, except in the ordinary course of business as part of travel advances or salary or promissory notes for purchase of capital stock of the Corporation, unless unanimously approved by the Board of Directors and, if relevant, after conducting an analysis of any such transaction in light of the Public Company Accounting Reform and Investor Act of 2002;
                    (F) take any action which results in (x) the merger or consolidation of the Corporation into or with another corporation which results in the Corporation’s stockholders immediately prior to such transaction owning less than 50% of the Corporation’s voting power immediately after such transaction, or (y) the sale, lease, license, assignment, transfer, abandonment or other conveyance of all or substantially all the assets of the Corporation;
                    (G) make any guarantees of indebtedness of any other person, except in the ordinary course of business, unless unanimously approved by the Board of Directors;
                    (H) amend the provisions of this Section 2(g) of this Article VIII;
                    (I) after March 31, 2003, incur incremental indebtedness in respect of borrowed money in excess of $10,000,000; provided, however, that financing provided by vendors or suppliers (including, without limitation, equipment lessors) in connection with the provision of goods or services shall not be deemed to be “indebtedness in respect of borrowed money” for purposes hereof; or
                    (J) increase the size of the Board of Directors to greater than fifteen (15) members.
          (h) Redemption.
               (i) At the individual option of each holder of shares of Preferred Stock, the Corporation shall redeem, on December 31, 2008 (the “Redemption Date”), the number of shares of Preferred Stock held by such holder that is specified in a written request for redemption (specifying the name and address of such holder and the number of shares of Preferred Stock to be redeemed) delivered to this Corporation by the holder at least thirty (30) days but no more than ninety (90) days prior to the Redemption Date, by paying in cash therefor, an amount equal to 200% (two hundred percent) of the Invested Amount per share of Preferred Stock (including in the case of the Series C Preferred Stock, all shares of Series C Preferred Stock issued as Series C PIK Dividends) (the “Redemption Price”); provided, however, that the provisions of this Section 2(h) of this Article VIII shall terminate and not be applicable to any shares of Preferred Stock that have been converted into Common Stock pursuant to Section 2(d) of this Article VIII.
               (ii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of a holder of shares of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to the shares of Preferred Stock subject to redemption, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in the following order of priority (A) first, ratably among the holders of shares of Series C Preferred Stock to be redeemed based upon the number of such shares to be redeemed from each such holder, until the Redemption Price has been paid in full for all such shares to be redeemed, and (B) second, ratably among the holders of shares of Series B Preferred Stock to be redeemed based upon the number of such shares to be redeemed from each such holder. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation arc legally available for the redemption of shares of Preferred Stock, such funds will promptly be used in the above order of priority to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.
          (i) No Reissuance of Preferred Stock. No share or shares of Preferred Stock, acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

ARTICLE IX
     The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, except as expressly provided herein, all rights conferred upon the stockholders herein are granted subject to this right.
     FOURTH: The foregoing Amendment and Restatement of the Certificate of Incorporation has been duly approved by the Board of Directors.
     FIFTH: The stockholders of the Corporation have approved this Amendment and Restatement of the Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The number of shares consenting to the foregoing amendment equaled or exceeded the vote required.
     IN WITNESS WHEREOF, KI2 INC. has caused this Certificate to be signed by David S. Kyman, its Secretary, on December 19, 2003.

K12 INC., a Delaware corporation
By	/s/ David S. Kyman
David S. Kyman,
Secretary

Secretary of State
Division of Corporations
Delivered 06:47 PM 12/22/2003
FILED 06:47 PM 12/22/2003
SRV 030828761 — 3150167 FILE
Certificate of Correction
Filed To Correct
An Error in the Amended and
Restated Certificate of
Incorporation
of
K12 INC.
Filed in the Office of the Secretary of State of Delaware
on December 19,2003
     K12 INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY THAT:
     1. The name of the corporation is K12 INC.
     2. An Amended and Restated Certificate of Incorporation of Kl2 INC. was filed with the Secretary of State of Delaware on December 19, 2003 and said Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware,
     3. The inaccuracy or defect in said, Amended and Restated Certificate of Incorporation is that Section 1 of Article VIII of said Amended and Restated Certificate of Incorporation incorrectly set forth the authorized number of shares of the Corporation.
     4. Section 1 of Article VII of said Amended and Restated Certificate of Incorporation is corrected to read in full as follows:
     “ 1. The total number of shares of stock which the Corporation is authorized to issue is Two Hundred Sixty Five Million Six Hundred Thirty Thousand (265,630,000) shares consisting of (i) One Hundred Fifty Two Million Three Hundred Fifteen Thousand (152,315,000) shares of Common Stock (the “Common Stock”) $0.0001 par value per share, and (ii) One Hundred Thirteen Million Three Hundred Fifteen Thousand (113,315,000) shares of Preferred Stock (the “Preferred Stocks”), $0.0001 par value per share, of which Seventy Six Million (76,000,000) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and Thirty Seven Million Three Hundred Fifteen Thousand (37,315,000) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).”
     IN WITNESS WHEREOF, K12 INC. has caused this Certificate of Correction to be signed by David S. Kyman, its Secretary, this 22nd day of December, 2003.

K12 INC.
By	/s/ David S. Kyman
David S. Kyman, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:05 PM 10/11/2006
FILED 03:38 PM 10/11/2006
SRV 060933974 — 3150167 FILE
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
K12 INC.
     It is hereby certified that:
          1. The name of the corporation (hereinafter the “Corporation”) is:
K12 Inc.
          2. Section 1 of Article VII of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:
“1. The total number of shares of stock which the Corporation is authorized to issue is Three Hundred and One Million (301,000,000) shares consisting of: (i) One Hundred Seventy Million (170,000,000) shares of Common Stock (the “Common Stock”), $0.0001 par value per share, and (ii) One Hundred Thirty One Million (131,000,000) shares of Preferred Stock (the “Preferred Stock”), $0.0001 par value per share, of which Seventy Six Million (76,000,000) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and Fifty Five Million (55,000,000) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).”
          3. This amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and approved by the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
Dated: October 11, 2006.

/s/ David S. Kyman
David S. Kyman,
Secretary